EXHIBIT 10.1







                            ASSET PURCHASE AGREEMENT



               ------------------------------------------------


                                  by and among

                              SHL Systemhouse Co.,

                             MCI Systemhouse Corp.,

                         SHL Computer Innovations Inc.,

                        SHL Technology Solutions Limited

                                       and

                           General Physics Corporation

                   ------------------------------------------------






                                  June 3, 1998


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                                TABLE OF CONTENTS


ARTICLE 1 -- DEFINITIONS   1
             -----------
                  1.1  Definitions  1
                       -----------
                  1.2  Construction of Certain Terms and Phrases       10
                  1.3  Currency     10
                  1.4  Time of Essence      10
                  1.5  Schedules    10

ARTICLE 2 -- SALE OF ASSETS AND ASSUMPTION OF LIABILITIES; CLOSING     11
             -----------------------------------------------------
                  2.1  Purchased Assets     11
                  2.2  Excluded Assets      15
                  2.3  Assumption of Liabilities     15
                  2.4  Excluded Liabilities 17
                  2.5  Purchase Price       17
                  2.6  Payment of Purchase Price     17
                  2.7  Closing and Closing Date      18

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF SELLERS        18
             -----------------------------------------
                  3.1  Purchased Assets     18
                  3.2  Purchased Assets Used in Business      19
                  3.3  Corporate Existence of Sellers19
                  3.4  Authority    19
                  3.5  No Conflicts 19
                  3.6  Sellers' Governmental Approvals and Filings     20
                  3.7  Litigation; Compliance with Laws       20
                  3.8  Sellers Agreements   21
                  3.9  Employees    22
                  3.10  No Other Agreements to Purchase       23
                  3.11  Taxes       23
                  3.12  Financial Statements23
                  3.13  Brokers     24
                  3.14  Residency   24
                  3.15  GST Registration    24
                  3.16  QST Registration    24
                  3.17  Absence of Certain Changes   24
                  3.18  Insurance.  25
                  3.19  Intellectual Property.       26
                  3.20  Environmental Matters.       26
                  3.21  Benefit Plans       26

ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF BUYER 27
             ---------------------------------------
                  4.1  Corporate Existence  27
                  4.2  Authority    27
                  4.3  No Conflicts 27
                  4.4  Buyer's Governmental Approvals and Filings      28
                  4.5  Litigation; Compliance with Laws       28
                  4.6  Brokers      28


ARTICLE 5 -- COVENANTS OF THE PARTIES       29
             ------------------------
                  5.1  Conduct of Business  29
                  5.2  Investigation by Buyer        30
                  5.3  Confidentiality      30
                  5.4  Consents and Approvals        31
                  5.5  Employees; Employee Benefits  31
                  5.6  Buyer's or Sellers' Knowledge of Breach         35
                  5.7  Reasonable Best Efforts, etc. 35
                  5.8  Bulk Sales Act Indemnity      35
                  5.9  Access to Books and Records   35
                  5.10  Use of Sellers' Names        35
                  5.11  Limitations 36
                  5.12  Cooperation With Respect to Financing 37
                  5.13  No Solicitation of Offers    37
                  5.14  Repayments and Apportionments.        37
                  5.15  Side Letters        38
                  5.16  Intellectual Property License38
                  5.17  Courseware and Other Materials        38
                  5.18  Buyer's Guarantee of Subsidiary Actions        38
                  5.19  Tax Registration    39
                  5.20  Symposium Licenses  39

ARTICLE 6 -- CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS      39
             -------------------------------------------
                  6.1  Representations and Warranties39
                  6.2  Performance  40
                  6.3  Approvals and Filings40
                  6.4  Orders and Laws      40
                  6.5  Deliveries by Sellers40
                  6.6  Corporate Authorization       41
                  6.7  No Material Adverse Effect    41

ARTICLE 7 -- CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS     41
             --------------------------------------------
                  7.1  Representations and Warranties41
                  7.2  Performance  41
                  7.3  Approvals and Filings41

                  7.4  Orders and Laws      42
                  7.5  Deliveries by Buyer  42
                  7.6  Corporate Authorization       42

ARTICLE 8 -- TAX MATTERS   43
             -----------
                  8.1  Elections and Notification-Canada      43
                  8.2  Elections and Notifications - U.K.     43
                  8.3  Allocation of Purchase Price  44
                  8.4  Distribution of Purchase Price44
                  8.5  Transfer Taxes       44
                  8.6  Property Taxes       44
                  8.7  Compliance with U.K. Restrictive Trade Practices
                       Act 1976.       45

ARTICLE 9 -- SURVIVAL AND INDEMNIFICATION   45
             ----------------------------
                  9.1  Survival of Representations and Warranties.     45
                  9.2  Indemnification      45
                  9.3  Method of Asserting Claims.   47
                  9.4  Tax Indemnity        50

ARTICLE 10 -- TERMINATION  51
                  10.1  Termination 51
                  10.2  Procedure Upon Termination   51

ARTICLE 11 -- MISCELLANEOUS PROVISIONS      52
              ------------------------
                  11.1  Amendment or Supplement      52
                  11.2  Non-Compete and Nonsolicitation       52
                  11.3  Waiver of Compliance53
                  11.4  Notices     53
                  11.5  Binding Nature; Assignment   54
                  11.6  Entire Agreement    55
                  11.7  Expenses    55
                  11.8  No Third Party Beneficiary   55
                  11.9  Further Assurances  55
                  11.10  Press Releases and Announcements     55
                  11.11  Governing Law      56
                  11.12  Jurisdiction       56
                  11.13  Severability       56
                  11.14  Counterparts       56
                  11.15  Headings   56

SCHEDULES

          Schedule  2.1(A)(1)  -  Real  Property
          Schedule  2.1(A)(2)  -  Personal Property  -  Owned
          Schedule  2.1(A)(3)  -  Personal Property - Leased
          Schedule  2.1(A)(4)  -  Business  Contracts
          Schedule  2.1(A)(6)  -  Business  Books and  Records
          Schedule  2.1(A)(7)  -  Intellectual  Property Rights
          Schedule  2.1(A)(8)  -  Prepaid  Expenses
          Schedule  2.1(A)(9)  -  Numbers
          Schedule  2.1(A)(11) -  Other  Items
          Schedule  3.1 -         Title  and  Liens
          Schedule  3.2 -         Items Not Included as Purchased Assets
          Schedule  3.6 -         Seller's Governmental Approvals and Filings
          Schedule  3.7 -         Actions or  Proceedings
          Schedule  3.8 -         Certain  Agreements
          Schedule 3.9(A) -       North American  Employees
          Schedule 3.9(B) -       U.K.  Employees
          Schedule 3.17 -         Certain Changes
          Schedule 5.2 -          Employee  Contacts
          Schedule 5.5 -          Employee  Benefits
          Schedule 5.14 -         Apportionment
          Schedule 8.3 -          Allocation  of Purchase Price
          Schedule 8.4 -          Distribution of Purchase Price

ATTACHMENTS

          Attachment 1 - U.K. Properties

EXHIBITS

           Exhibit A - Escrow Agreement
           Exhibit B - Preferred Provider Agreement
           Exhibit C - Transition Services Agreement
           Exhibit D - Schedule of Revenue and Expenses
           Exhibit E - Schedule of Revenue
           Exhibit F - Property Letter Agreement
           Exhibit G - U.K.  Letter Agreement

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 3rd day of June, 1998, among SHL Systemhouse Co., a Nova Scotia corporation, MCI Systemhouse Corp., a Delaware corporation, SHL Computer Innovations Inc., a New Brunswick corporation, SHL Technology Solutions Limited, a United Kingdom corporation (collectively, the "Sellers"), and General Physics Corporation, a Delaware corporation (the "Buyer").


                               W I T N E S S E T H

         WHEREAS, Sellers, through their Learning Technologies division, are engaged in the business in Canada, the United States and the United Kingdom of providing desktop computer and information technology training and services, developing courseware for such training, providing facilities for such training and developing customized training solutions (the "Business"); and

         WHEREAS, pursuant to the terms and conditions set forth in this Agreement, Sellers have agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume from Sellers (directly or through one or more subsidiaries), the assets and liabilities used or held for use in the Business as a going concern, as set forth in this Agreement, on and subject to the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto agree as follows:


                            I. ARTICLE -- DEFINITIONS

A. Definitions. The following terms when used in this Agreement have the meanings set forth below:

        1."Acknowledgment" has the meaning ascribed to it in Section 9.3(A)(1).

        1."Acquisition Proposal" has the meaning ascribed to it in Section 5.13.

                  1. "Actions or Proceedings" means any action, suit, formal charge, proceeding, arbitration or Governmental or Regulatory Authority investigation.

                  1. "Affiliate" means, with respect to any Person, any other Person which controls, is controlled by, or is under common control with the subject entity; a Person which controls an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity. For purposes hereof, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity whether through the ownership of voting securities, by contract, or otherwise.

                  1. "Agreement" means this Asset Purchase Agreement and the Attachments, Exhibits and Schedules hereto as the same may be amended or supplemented from time to time by the written agreement of the parties.

                  1. "Assignment and Assumption Agreements" has the meaning ascribed to it in Section 2.3(B).

                  1.   "Assumed Liabilities" has the meaning ascribed to it in
         Section 2.3(A).

                  1. "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by any of the Sellers or their Affiliates, or any predecessor of any of the foregoing, under which any Employee or former employee of the Business or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

                  1. "Bulk Sales Laws" means the Bulk Sales Act (Ontario) and such other comparable legislation in the other provinces of Canada in which the assets of the Business are located.

                  1. "Business" has the meaning ascribed to it in the Recitals to this Agreement.

                  1. "Business Books and Records" has the meaning ascribed to it in Section 2.1(A)(6).

                  1. "Business Contracts" has the meaning ascribed to it in
         Section 2.1(A)(4).

                  1. "Business Day" means a day other than Saturday, Sunday or any day on which banks located in Toronto, Ontario, New York, New York or London, England are not open for business.

                  1. "Buyer" has the meaning ascribed to it in the Recitals to this Agreement.

                  1. "Buyer Indemnified Parties" means Buyer and its officers, directors, employees and Affiliates.

                  1.  "Claim  Notice"  means  written  notification  pursuant to
         Section 9.3 of a Third Party Claim as to which  indemnity under Section
         9.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 9.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                  1. "Closing" means the closing of the transactions contemplated by Section 2.7.

                  1.   "Closing Date" has the meaning ascribed to it in Section
         2.7.

                  1. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  1. "Company Marks" means the names "MCI", "SHL", "Systemhouse" and any logo, trademark, service mark, trade name, copyright, trade secret or business name associated therewith and any and all rights or interests of any of the Sellers therein.

                  1. "Confidentiality Agreement" means that certain Confidentiality Agreement, dated January 30, 1998, by and between SHL Systemhouse Co., MCI Systemhouse Corp. and General Physics Corporation.

                  1. "Contract" means any definitive agreement, including customer agreements and goodwill associated therewith, lease, license (other than Licenses), evidence of indebtedness, mortgage, deed of trust, indenture, security agreement or other contract.

                  1. "Cut-Off Date" means, with respect to any representation or warranty contained in this Agreement, the date on which such representation or warranty ceases to survive as provided in Section 9.1.

                  1. "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

                  1.  "Employees" has the meaning ascribed to it in Section 5.5.

                  1. "Environmental Law" means statutes, laws, regulations and permits applicable to the Business relating to environmental protection in the U.S. and Canada.

                  1. "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  1. "Escrow Agent" means The First National Bank of Maryland (together with any successor thereto).

                  1. "Escrow Agreement" means that certain Escrow Agreement between Sellers and Buyer substantially in the form attached hereto as Exhibit A.

                  1. "Escrow Deposit" has the meaning ascribed to it in Section 2.6.

                  1. "Excluded Assets" has the meaning ascribed to it in Section 2.2.

                  1. "Excluded  Liabilities"  has the meaning  ascribed to it in
                  Section 2.4.

                  1.  "General  Conveyance"  has the  meaning  ascribed to it in
                  Section 2.1(B).

                  1. "Governmental or Regulatory Authority" means any government, regulatory authority, department, court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Canada, the United States or the United Kingdom, or any municipality, district, state, province or other subdivision thereof.

                  1. "GP UK" means General Physics Corporation (UK) Limited, a private company incorporated in England and Wales and registered under No. 03424328 whose registered office is at 21 Holborn Viaduct, London EC1A 2DY.

                  1.    "Indemnified    Party"   means   any   Person   claiming
                  indemnification under any provision of Article 9.

                  1. "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of
                  Article 9.

                  1. "Indemnity Notice" means written  notification  pursuant to
                  Section 9.3(B) of a claim for indemnity under Article 9 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                  1. "Intellectual Property Rights" has the meaning ascribed to it in Section 2.1(A)(7).

                  1. "Knowledge of Buyer" means the actual knowledge of the officers of Buyer.

                  1. "Knowledge of Sellers" means the actual knowledge of the persons responsible for the management of the Business.

                  1. "Laws" means all laws, statutes, rules, regulations or ordinances having the effect of law in any city, state, province or other political subdivision of Canada, the United States or the United Kingdom or of any Governmental or Regulatory Authority.

                  1. "Leased Real  Property"  has the meaning  ascribed to it in
                  Section 2.1(A)(1).

                  1. "Liabilities" means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

                  1. "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations or franchises granted or issued by any Governmental or Regulatory Authority.

                  1. "Lien" means any mortgage, pledge, assessment, security interest, hypothec, lease, lien (whether statutory or otherwise), adverse claim, security interest of any kind, levy, charge, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of preemption or other encumbrance, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

                  1. "Locations" has the meaning ascribed to it in Section 2.1(A)(1).

                  1. "Loss" or "Losses" shall mean the full amount of any sum which a party pays on account of any and all liabilities, Taxes, judgments, penalties, fines, losses and reasonable costs and expenses, including but not limited to, attorneys fees and accounting fees and related disbursements but not including exemplary damages or economic losses, such as loss of revenue, loss of profits or loss of use. For purposes of determining the amount of Loss and whether or not a Loss or Losses individually or in the aggregate exceed the limitation amounts set forth in Section 9.2 hereof, Losses shall be determined after giving effect to any third party reimbursements or other payments received with respect to any such Loss (excluding only federal, state, foreign or local tax benefits obtained or received by the Person incurring the
                  Loss).

                  1. "Material Adverse Effect" means a material adverse effect on the assets, properties, liabilities, business, affairs, prospects, financial condition or results of operations of a Person, taken as a whole.

                  1. "Money Judgment" means any judgment for money damages entered against an Indemnified Party (including compensatory or punitive damages) or settlements entered into in accordance with the provisions of Section 9.3(A)(1).

                  1.  "NATS  System"  means (1) the NATS  system,  described  on
                  Schedule 2.1(A)(7), (2) the OPIS system, described on Schedule 2.1(A)(7), (3) the benefits of the Consultancy Agreement between SHL Technology Solutions Limited and CMA Solutions Limited listed on Schedule 2.1(A)(4), and (4) the Goldmine, Goldsync, Goldbox and Crystal Reports Licenses listed on
                  Schedule 2.1(A)(4).

                  1. "Operative Agreements" means, collectively, the General Conveyance and the Assignment and Assumption Agreements.

                  1. "Order" means any writ, judgment, decree or injunction of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  1. "Other Items" has the meaning ascribed to it in Section 2.1(A)(11).

                  1. "Owned  Real  Property"  has the meaning  ascribed to it in
                  Section 2.1(A)(1).

                  1. "PAYE" means tax required by law to be deducted from payments made or treated as made to U.K. Employees. ----

                  1. "Permitted Lien" means (i) any Lien for Taxes not yet due or payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established;
                  (ii) Liens arising or resulting from any action taken by Buyer; (iii) any Lien arising in the ordinary course of business by operation of Law or contract which has not at the time been filed or registered against title to the asset or served upon any Seller pursuant to law or which relates to a Liability that is not yet due or delinquent; (iv) undetermined or inchoate liens and charges incidental to current operations which have not been filed pursuant to Law or which relate to obligations not due or delinquent; (v) any servitudes, easements, restrictions, rights of way and other rights in real property or any interest therein or imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the use of the Purchased Assets;
                  (vi) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease; (vii) security given in the ordinary course of the Business to any public utility, municipality or Governmental or Regulatory or Authority in connection with the operation of the Business, other than security for borrowed money; and (viii) the Liens disclosed in Schedule 3.1.

                  1. "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  1.  "Personal  Property"  has the  meaning  ascribed  to it in
                  Section 2.1(A)(2).

                  1. "Personal Property Leases" has the meaning ascribed to it in Section 2.1(A)(3).

                  1. "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of
                  Section 3(3) of ERISA.

                  1. "Preferred Provider Agreement" means that agreement dated the date hereof between Sellers and Buyer substantially in the form attached hereto as Exhibit B.

                  1. "Purchase Price" has the meaning ascribed to it in Section 2.5.

                  1.  "Purchased  Assets"  has  the  meaning  ascribed  to it in
                  Section 2.1(A).

                  1. "Real  Property  Leases" has the meaning  ascribed to it in
                  Section 2.1(A)(1).

                  1. "Representatives" has the meaning ascribed to it in Section 5.2.

                  1. "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

                  1. "Sellers" has the meaning ascribed to it in the Recitals to this Agreement.

                  1. "Sellers Agreements" means the Business Contracts, Real Property Leases and Personal Property Leases.

                  1. "Seller Indemnified Parties" means Sellers and their officers, directors, employees and Affiliates.

                  1. "Services" has the meaning ascribed to it in the Transition Services Agreement.

                  1. "SHL UK" means SHL Technology Solutions Limited, a private company incorporated in England and Wales and registered under No. 01832838, whose registered office is at 137 Stanford Street, London SE1 9NJ.

                  1. "Subsidiaries" has the meaning ascribed to it in Section 11.5.

                  1. "Tax" shall mean all forms of tax, levy, assessment, duty, charge or withholding imposed, collected or administered by any Tax Authority and shall include (without limitation)
                  income  tax  (including  income  tax or  amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), sales taxes, goods and services tax, VAT, large corporations tax, tax on capital, unemployment insurance premiums, workmens' compensation and other employment related taxes including PAYE and national insurance contributions, duties of customs and excise, all taxes, duties or charges replaced by or replacing, or similar to any of the foregoing, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, value added and property, and any payment whatsoever which any Person may be or become bound to make to any Person as a result of the operation of any enactment relating to tax, together with all penalties, fines, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

                  1. "Tax Authority" shall mean any federal, state, provincial or municipal taxing or other Governmental or Regulatory Authority or agency (whether within or outside the jurisdiction of incorporation or residence of Buyer) concerned with the imposition, collection or administration of any Tax.

                  1. "Tax Claim" shall mean the issue of any notice, demand, assessment, reassessment, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, demand, assessment, reassessment, letter, document or action it appears that a Tax (other than taxes on or in respect of income, profits, capital or capital gains) will be imposed on any Purchased Asset or in respect of any Purchased Asset against Buyer.

                  1. "Tax Return" means any return, report, information return, declaration, statement, or other document (including any supporting information) filed or required to be filed with any Tax Authority in connection with the determination, assessment, or collection of any Tax (whether or not such Tax is imposed on the Seller) or the administration of any law, regulation, or administrative requirement relating to any Tax.

                  1. "Temporary Facilities" means those locations, the leasehold interests in which Sellers will not convey to Buyer, where Sellers currently conduct the Business, but whose employees, operations and Personal Property will be conveyed to Buyer hereunder as part of the Purchased Assets and which Buyer will occupy and assume certain related liabilities for a limited time, all as set forth in the Transition Services Agreement.

                  1.  "Third  Party  Claim" has the  meaning  ascribed  to it in
                  Section 9.3(A).

                  1. "Transfer Taxes" means all sales, use, consumption, goods and services, real property transfer, reporting, recording, gains, stock transfer and other similar taxes and fees (including VAT and stamp duty in the United Kingdom) and registration charges, together with any interest, charge and penalties in relation to any such taxes.

                  1. "Transition Services Agreement" means the agreement, which will be dated the Closing Date, among Sellers and Buyer, pursuant to which Sellers will provide transition services to Buyer for a six (6) month period substantially in the form attached hereto as Exhibit C.

                  1. "U.K. Employees" has the meaning ascribed to it in Section 3.9(B).

                  1. "U.K. Employment Regulations" has the meaning ascribed to it in Section 5.5(E).

                  1. "U.K. Properties" means the properties, brief particulars of which are set out in Part II of Schedule 2.1(A)(1), and "U.K. Property" shall be construed accordingly.

                  1. "VAT" has the meaning ascribed to it in Section 8.2(A).

                  1. "VATA" has the meaning ascribed to it in Section 8.2(B).

                  1. "Year 2000  Compliant"  has the  meaning  ascribed to it in
                  Section 5.11(B). -------------------

         A. Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (A) words of any gender include each other gender; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; and (D) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

         A. Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

         A. Time of Essence. Time shall be of the essence of this Agreement.

         A. Schedules. The following Schedules are attached to and form part of this Agreement:

          Schedule  2.1(A)(1)  -  Real  Property
          Schedule  2.1(A)(2)  -  Personal  Property  -  Owned
          Schedule  2.1(A)(3)  -  Personal Property - Leased
          Schedule  2.1(A)(4)  -  Business  Contracts
          Schedule  2.1(A)(6)  -  Business  Books and  Records
          Schedule  2.1(A)(7)  -  Intellectual  Property Rights
          Schedule  2.1(A)(9)  -  Numbers
          Schedule  2.1(A)(11) -  Other Items
          Schedule  3.1        -  Title and Liens
          Schedule  3.2        -  Items  Not  Included as Purchased  Assets
          Schedule  3.6        -  Sellers'Governmental Approvals and Filings
          Schedule  3.7        -  Actions or Proceedings
          Schedule 3.8         -  Certain Agreements
          Schedule 3.9(A)      -  North American Employees
          Schedule 3.9(B)      -  U.K.  Employees
          Schedule 3.17        -  Certain Changes

          Schedule 5.2         -  Employee  Contacts
          Schedule 5.5         -  Employee Benefits
          Schedule 5.14        -  Apportionment
          Schedule 8.3         -  Allocation of Purchase Price
          Schedule 8.4         -  Distribution of Purchase Price


I. ARTICLE -- SALE OF ASSETS AND ASSUMPTION OF LIABILITIES; CLOSING

         A. Purchased Assets. On the Closing Date, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, as a going concern, all of Sellers' right, title and interest in, to and under all property and assets identified by Sellers as the same shall exist on the date hereof (collectively, the "Purchased Assets"). The terms and conditions applicable to the sale and purchase of the U.K. Properties are set out in Attachment 1; in the case of any conflict between the provisions of Attachment 1 and the remainder of this Agreement, the provisions of Attachment 1 shall apply.

         1. The Purchased Assets are identified in the relevant Schedules attached hereto and are as set forth below:

         a) Real Property. (a) Assumption or sublease of the leases, subleases and leasehold improvements or portions thereof of real property as to which any Seller is the lessee, sublessee or sublessor which are identified on Schedule 2.1(A)(1) attached hereto (the "Leased Real Property"), together with any options of any of the Sellers to purchase the underlying property and leasehold improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases (the "Real Property Leases"); and (b) title to the real property identified on Schedule 2.1(A)(1) attached hereto (the "Owned Real Property"), together with improvements thereon, and all other rights, licenses, permits, and profits appurtenant to or related to such Owned Real Property (together with the Leased Real Property and the Temporary Facilities, the "Locations");

         a) Personal Property. The furniture, fixtures and equipment, machinery, computers (subject to Schedule 3.2), supplies, work-in-process, inventory and other personal property as identified on Schedule 2.1(A)(2) attached hereto (the "Personal Property");

         a) Personal Property Leases. Assumption of the leases of Personal Property as identified on Schedule 2.1(A)(3) attached hereto, relating to the Personal Property as to which any Seller is the lessee or sublessee together with any options to purchase the underlying property, to the extent transferable (the "Personal Property Leases");

         a) Business Contracts. All Contracts identified on Schedule 2.1(A)(4) attached hereto (the "Business Contracts");

         a) Intentionally Omitted;

         a) Business Books and Records. Subject to Sellers' right of access subsequent to the Closing Date set forth below in this Article 2, the books and records relating to the Purchased Assets and the Business identified on Schedule 2.1(A)(6) attached hereto (the "Business Books and Records");

         a) Intellectual Property Rights. Those trademarks and service marks, and appurtenant goodwill, and the domain name TRAININGNOW.COM, associated website located at "http://www.trainingnow.com" and associated e-mail service, trade names, copyrights and trade secrets and all registrations and applications for registration for any of the foregoing in each case as Sellers currently own or utilize in the Business in the items as identified on Schedule 2.1(A)(7) attached hereto (the "Intellectual Property Rights");

         a) Goodwill. The goodwill of the Business in or arising from the Purchased Assets;

         a) Numbers. All telephone, telex, post office box and other numbers and addresses primarily related to the Business, to the extent transferable, as listed on Schedule 2.1(A)(9) hereto;

         a) Materials. Except as otherwise provided in Section 5.17, all sales data, brochures, catalogs, literature, forms, mailing lists, art work, photographs and advertising material, in whatever form or media, that relate primarily to the Business, with the exception of sales data, brochures, catalogs, literature, forms, mailing lists, art work, photographs and advertising material which in any way utilize the Company Marks, which may be utilized only as provided in Section 5.10 hereof;

         a) Other Items. Certain other assets and properties of Sellers as identified on Schedule 2.1(A)(11) attached hereto; and

         a) Remaining Assets. Except with respect to intellectual property rights and the Excluded Assets and except as set forth on Schedule 3.2, all other assets of Sellers primarily used or held for use in the Business as currently conducted, which are not otherwise specified herein.

                  1. General Conveyance. Sellers will assign and transfer to Buyer title in and to the Purchased Assets by delivery of (1) one or more bills of sale in form and substance mutually acceptable to Buyer and Sellers (the "General Conveyance"), duly executed by Sellers, and
         (2) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance mutually acceptable to Buyer and Sellers, acting reasonably, as shall be effective to vest in Buyer all of Sellers' right, title and interest in, to and under the Purchased Assets. In relation to those of the Purchased Assets situated in the U.K., risk in and title to each of such assets which are capable of physical delivery shall pass on delivery of the same by Sellers to Buyer, which shall be deemed to occur at the relevant U.K. premises of the Seller at which they are located at the Closing.

                  1.          Nonassignability.

                           a)  Save  in   respect   of  the   U.K.   Properties,
                  notwithstanding anything contained in this Agreement or any agreement executed in connection herewith to the contrary, neither this Agreement nor any agreement executed in connection herewith shall constitute an assignment, transfer, sublicense or sublease of, or an agreement to assign, transfer, sublicense or sublease, any right, title or interest in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right to any benefit arising thereunder or resulting therefrom, if an attempted assignment, transfer, sublicense or sublease thereof, without the consent or waiver of a third party thereto (including a Governmental or Regulatory Authority), would constitute a breach thereof or a violation of any Law or Order or in any way materially adversely affect the rights of Buyer or Sellers thereunder, unless and until such consent or waiver has been duly obtained or such assignment, transfer, sublicense or sublease has otherwise become lawful.

                           a) Sellers shall take all reasonable steps, including
                  payment of reasonable fees, to obtain all required consents, waivers or novations of the contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements, and Buyer shall use reasonable efforts (including responsibility for its out-of-pocket costs) to cooperate with Sellers in such process. With respect to all such agreements, Buyer shall cooperate with Sellers in seeking to have Sellers released from payments Buyer is required to make from and after the Closing. In the interim, save in respect of all intellectual property and information technology licenses and agreements, Sellers shall use commercially reasonable efforts as agent for Buyer to provide Buyer the benefits of any such contract, license, lease, commitment, sales order, purchase order or other agreement by utilizing Buyer as a subcontractor thereunder, and Buyer shall comply in all material respects with any applicable terms, conditions and limitations of use. Each Seller shall, as soon as reasonably practicable after receipt, pay to Buyer (or as it shall direct) any sums received by it under such contract or agreement. In relation to the intellectual property and information technology licenses and agreements, during such interim period, Sellers shall receive and hold the benefit of the relevant licenses as agent for Buyer and Buyer shall comply in all material respects with any applicable terms, conditions and limitations of use. Each Seller shall, as soon as reasonably practicable after receipt, pay to Buyer (or as it shall direct) any sums received by it under such licenses.

                           a) Notwithstanding the foregoing obligations of Sellers, to the extent that Sellers are unable, after using reasonable efforts, to obtain any required consent, waiver or novation of a contract or other agreement or to provide Buyer with the benefit of any such contract or other agreement, then the said obligations of Sellers shall cease with respect to each such contract or agreement and Sellers shall have the right to terminate the same.

                           a) Notwithstanding the foregoing obligations of Sellers, in the event Sellers are unable, after using reasonable efforts, to obtain any required consent, waiver or novation of any intellectual property or information technology license or to provide Buyer with the benefit of any such licence, then the said obligations of Sellers shall cease with respect to each such license and Sellers shall have the right to terminate the same.

                           a) Sellers shall indemnify Buyer for any Losses suffered by Buyer as a result of Sellers' inability to either
                  (i) obtain a consent, novation or waiver of, or (ii) provide the benefits of, a contract, license, lease, commitment, sales order, purchase order or other agreement.

         A. Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the Purchased Assets shall not include any of the following properties, contracts, rights and other assets of the Sellers (the "Excluded Assets"):

               1. all cash and cash equivalents;

               1. all Accounts Receivable due to any Seller;

               1. all Purchased Assets used up or disposed of in the ordinary course of operating the Business after the date hereof through the Closing Date;

               1. with the exception of those items listed on Schedule 2.1(A)(7) hereto, any right, title and interest of Sellers in the Company Marks, provided, however, that Buyer shall have the right to utilize such Company Marks as set forth in Section 5.10 hereof, but only to the extent set forth therein;

               1. any and all mortgages on real property held by any Seller, security interests of whatever kind held by any Seller and guarantees for the benefit of any Seller, with the exception of those relating to the Purchased Assets;

               1. any and all claims, causes of action, counterclaims, choses in action, rights of set off and other rights of recovery of any kind, including, but not limited to, mechanic's or materialman's liens or any other liens, or any rights to payment, or to enforce payment, in connection with goods or services rendered, supplies furnished or other work performed by or on behalf of Sellers prior to the Closing Date;

               1. any and all insurance policies issued to or naming any Seller as an additional insured and all coverage and proceeds under past or current insurance policies;

               1. all properties, contracts, rights and other assets of any Seller used or held for use in the Business which are identified on Schedule 3.2; and

               1. any and all properties, contracts, rights and other assets of any Seller not primarily used in the Business or set out in one of the Schedules in Section 2.1 above.

         A.          Assumption of Liabilities.

                  1. In connection with the sale of the Purchased Assets pursuant to Section 2.1, Buyer will on the Closing Date assume and agree to pay, perform, satisfy and discharge when due, the following obligations in connection with the operation of the Business at the Locations, except for the Excluded Liabilities, as the same shall arise on the Closing Date or thereafter (the "Assumed Liabilities"):

               a) Real Property Obligations. All actual or contingent liabilities and obligations of the Sellers, including without limitation those for utilities and the transfer thereof, arising under the Real Property Leases or in connection with the ownership of the Owned Real Property or otherwise in relation to immoveable Purchased Assets (owned, leased or otherwise), but not including, save and except in relation to the U.K. Properties, any liability for any breach thereof occurring prior to the Closing Date;

               a) Personal Property Lease Obligations. All liabilities and obligations arising under the Personal Property Leases but not including any liability for any breach thereof occurring prior to the Closing Date;

               a) Obligations under Contracts and Licenses. All obligations under the Business Contracts and Business Licenses, but not including any liability for any breach thereof occurring prior to the Closing Date;

               a) Deferred Revenue. All obligations arising out of deferred revenue, calculated in accordance with past practice, as reflected on the financial records of the Business as of three
               (3) Business Days prior to the Closing Date and certified by an officer of the Business in an Officer's Certificate delivered pursuant to Section 6.5(F). If, within thirty (30) days after the Closing Date, either Sellers or Buyer shall reasonably determine that the calculation was not made in accordance with the past practice of the Business, Sellers or Buyer, as the case may be, shall promptly pay to the other the amount by which the calculation is incorrect; and

               a) Obligations of Business. All liabilities and obligations arising from the Buyer's operation of the Business on or after the Closing Date.

               (B) Assignment and Assumption Agreements. Buyer will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of (1) one or more assignment and assumption agreements in form and substance mutually acceptable to Sellers and Buyer (the "Assignment and Assumption Agreements"), acting reasonably, duly executed by Buyer, and (2) such other good and sufficient instruments of assumption, in form and substance mutually acceptable to Sellers and Buyer, acting reasonably, as shall be effective to cause Buyer to assume the Assumed Liabilities as and to the extent provided in this Section 2.3.

        A. Excluded Liabilities. Notwithstanding the provisions of Section 2.3, there shall be specifically excluded from the Assumed Liabilities the following liabilities (the "Excluded Liabilities") of Sellers:


        1. all liabilities of Sellers related to the Excluded Assets;

                  1. all liabilities, claims and obligations arising from the Sellers' operation of the Business prior to the Closing Date, other than those liabilities, claims or obligations arising under the Assumed Liabilities;

                  1. any liability for or on account of any Tax of Sellers, provided, however, that Sellers and Buyer shall divide, on a daily proration basis, any property taxes on the Purchased Assets for the tax year that includes the Closing Date;

                  1. all expenses, Taxes, debts, liabilities and obligations of any Seller incurred or to be incurred by any Seller in the preparation of this Agreement and the performance of the terms and provisions of this Agreement, but not including Transfer Taxes, which shall be the responsibility of the Buyer pursuant to Section 8.5;

                  1. any liability based on Sellers' failure to comply with Bulk Sales Laws with respect to the transfer of the Purchased Assets; and

                  1. all costs, expenses, debts, liabilities and obligations of any Seller incurred in connection with any litigation by the Calgary START Program students referred to on Schedule 3.7.

         A. Purchase Price. The aggregate purchase price for the Purchased Assets will be U.S.$26,800,000.00 (the "Purchase Price"). The Purchase Price shall be satisfied by the payments referred to in Section 2.6 and the assumption of the Assumed Liabilities as provided in Section 2.3.

         A. Payment of Purchase Price. (A) Upon the execution of this Agreement, Buyer shall deposit the amount of $500,000.00 into escrow (the "Escrow Deposit"). The total Escrow Deposit shall be held by the Escrow Agent pursuant to the Escrow Agreement. At the Closing, the Escrow Deposit shall be paid by the Escrow Agent to Sellers and credited to the Purchase Price and the interest earned thereon shall be paid to Sellers. If the Closing does not occur due to a termination of this Agreement: (1) by the parties pursuant to Section 10.1(A);
(2) by its terms pursuant to Section 10.1(B) through no fault of any party; (3) by its terms pursuant to Section 10.1(B) based on Sellers' failure to fulfill a condition of closing; or (4) by Buyer pursuant to its rights under Section

10.1(C) thereof, the total Escrow Deposit, together with any interest thereon, shall be returned to Buyer. If the Closing does not occur due to a termination of this Agreement: (1) by its terms pursuant to Section 10.1(B) based on Buyer's failure to fulfill a closing condition; or (2) by Sellers pursuant to their rights under Section 10.1(C) thereof, the total Escrow Deposit, together with any interest thereon, shall be paid to Sellers. Nothing contained in this
Section 2.6 shall be deemed to waive any other rights the parties may have under this Agreement.

         (B) At the Closing, Buyer will pay to Sellers (1) $26,300,000 minus (2) the amount of deferred revenue set forth on the Officer's Certificate delivered pursuant to Section 6.5(F). Payment shall be by wire transfer of immediately available United States funds to such account or accounts as Sellers may direct by written notice delivered to Buyer by Sellers no later than two (2) Business Days prior to the Closing Date.

         A. Closing and Closing Date. The Closing will take place at such place as Buyer and Sellers mutually agree, at 10:00 a.m. local time, on the Closing Date. The Closing Date shall be June 15, 1998 or such other date as may be mutually agreed to by the parties. Subject to Attachment 1, upon delivery of the instruments of sale, conveyance, assignment, transfer and delivery, title to the Purchased Assets so conveyed shall pass to Buyer at Closing.


             I. ARTICLE -- REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except with respect to the U.K. Properties, Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

         A. Purchased Assets. Except as set forth on Schedule 3.1 and as otherwise set forth in this Agreement, Sellers have good and marketable title to, or have valid leasehold interests in or valid rights under Contract to, all the Purchased Assets and on the Closing Date will transfer and convey to Buyer good and marketable title (save and except in relation to the U.K. Properties) to, valid leasehold interests in or valid rights under Contract to, the Purchased Assets. Except as set forth on Schedule 3.1, all such Purchased Assets are free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.1, the facilities, machinery, furniture, office and other equipment that are part of the Purchased Assets are in good operating condition and repair, subject only to ordinary wear and tear.

         A. Purchased Assets Used in Business. Except as set forth on Schedule 3.2, and except for the other Excluded Assets, the Purchased Assets represent, and on the Closing Date will represent (with the exception of those Purchased Assets used or disposed of in the ordinary course of operating the Business after the date hereof), all of the material assets used in the ordinary conduct of the Business as the same is carried on by Sellers at Closing.

         A. Corporate Existence of Sellers. Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite power and authority to carry on their respective businesses as now conducted, to own or lease their respective properties and assets and to consummate the transactions contemplated hereby and under the Operative Agreements to which a particular Seller may be a party. Sellers are duly qualified or licensed to do business as a foreign company in good standing in each foreign jurisdiction in which the conduct of their respective businesses or the ownership or leasing of their respective properties require such qualification, other than jurisdictions in which the failure to so qualify would not materially adversely affect the transactions contemplated hereby or have a material adverse effect on the conduct of the Business.

         A. Authority. Each Seller has full power and authority to execute and deliver this Agreement and the Operative Agreements to which it will be a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Operative Agreements to which it will be a party, and the performance by it of its respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the Operative Agreements to which any Seller will be a party, when executed and delivered by each such Seller, will be duly and validly executed and delivered by such Seller and constitutes, or will constitute, as the case may be, legal, valid and binding obligations enforceable against such Seller in accordance with their respective terms, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles.

         A. No Conflicts. Neither the execution and delivery by Sellers of this Agreement and the Operative Agreements to which any Seller will be a party, nor the performance by each Seller of its obligations under this Agreement and such Operative Agreements, nor the consummation of the transactions contemplated hereby and thereby will:

                  1. conflict with or result in a violation or breach of any of the provisions of Sellers' organizational documents;

                  1. result in a breach or default under any material contract or agreement to which any Seller is a party or by which any Seller is bound or to which any material property or asset of any of them is subject, which breach or default would have a Material Adverse Effect; and

                  1. conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any of the

         Purchased Assets (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements or to materially adversely affect the use of the Purchased Assets or the operations of the Business).

         A. Sellers' Governmental Approvals and Filings. No consent, approval or action of, filing or registration with or notice to any Governmental or Regulatory Authority on the part of Sellers is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which any Seller will be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement or any of the Operative Agreements or to perform their respective obligations hereunder or thereunder, or to materially adversely affect the use of the Purchased Assets or the operations of the Business.

         A.Litigation; Compliance with Laws.Except as disclosed on Schedule 3.7:

                  1. There are no Actions or Proceedings pending or, to the Knowledge of Seller, threatened, or any facts or circumstances which could form the basis of any such Action or Proceeding, against, any Seller or the Purchased Assets which, if adversely determined, could reasonably be expected (1) to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, (2) individually or in the aggregate with other such Actions or Proceedings, to materially adversely affect the use of the Purchased Assets or the operations of the Business or (3) question the validity of this Agreement; and

                  1. No Seller is in violation of or in default under any Law or Order applicable to the Purchased Assets or the Business, the effect of which, in the aggregate could reasonably be expected to materially adversely affect the use of the Purchased Assets or the operations of the Business.

         A. Sellers Agreements. Except as set forth on Schedule 3.8, Sellers have delivered true and complete copies of all Sellers Agreements (and all material amendments and modifications thereto whether written or, to the Knowledge of Sellers, oral) to Buyer or its representatives prior to execution of this Agreement including, without limitation, each:

                  (i)  contract with any labor union;

                  (ii) employment or consulting contract or other contract for services, which has a term of one year or more or involves a commitment in excess of $65,000, with respect to the U.K. Employees or in excess of $25,000 with respect to other Employees and any independent contractors employed by the Business;

                  (iii) lease, whether as lessor or lessee, with respect to any property, real or personal, which has a term of one year or more or involves a commitment in excess of $50,000;

                  (iv) loan agreement or instrument relating to any debt;

                  (v) contract of purchase or sale other than in the ordinary course of business involving more than $50,000;

                  (vi) contract with any agent, dealer or distributor, which has a term of one year or more or involves a commitment in excess of $50,000;

                  (vii) stand-by letter of credit, guarantee or performance bond;

                  (viii)   contract  or  agreement   relating  to  the  Business
restricting the ability of any Seller from freely engaging in the Business anywhere in the world;

                  (ix) contract not made in the ordinary course of business, which has a term of one year or more or involves a commitment in excess of $50,000; and

                  (x)  other  contract,   except  insubstantial   contracts  for
supplies or services not involving more than $50,000 and which can be terminated within one year without cost.

Except as set forth on Schedule 2.1(A)(4) or Schedule 3.8, no Seller, with respect to the Business, is a party to any material contract with any Governmental or Regulatory Authority. Except as set forth on Schedule 3.8, neither the Sellers, nor to the Knowledge of Sellers, the party with which any individual Seller has contracted, are in material breach of any of the U.K.
Employees' employment or consultants' consulting contracts or any Sellers Agreements and the U.K. Employees' employment and consultants' consulting contracts and the Sellers Agreements are in full force and effect.

         A.          Employees.

                  1. Schedule 3.9(A) contains a complete and accurate list of the names of all individuals in Canada and the U.S. who are full-time or part-time employees or individuals engaged on contract to provide services or sales or other agents or representatives of the Sellers employed or engaged in the Business as of the date hereof, specifying the date of hire, title or classification and rate of salary, hourly pay or contract rate and commission or bonus entitlements and benefits (if any) for each such individual.

                  1. Schedule 3.9(B) contains a list of the names of all full-time or part-time employees or individuals in the U.K. who the parties intend will, pursuant to the U.K. Employment Regulations, transfer from Sellers to Buyer at Closing (the "U.K. Employees").

                  1. Employee Plans. Neither SHL Systemhouse Co. nor SHL Computer Innovations Inc. has any pension plans or other analogous arrangements which would be governed by Canadian federal or provincial pension benefits legislation.

                  1.          Employee Accruals.

                           a)  Canada.  Except  with  respect  to timing  issues
                  relating to Sellers' Employee Stock Purchase Plan, Group Registered Savings Plan and Deferred Profit Share Plan, with respect to all Canadian Employees, accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, income tax, Workers' Compensation, Canada Pension Plan and Quebec Pension Plan premiums, accrued wages, salaries and commissions have been paid and have been reflected in the books and records of the Sellers. The Sellers have withheld from each payment made to any Canadian Employee the amount of all taxes and other deductions (including income taxes, Canada Pension Plan, Quebec Pension Plan and employment insurance contributions, as applicable) required to be withheld, and have paid or will pay the same, together with the Seller's share, if any, to the extent required to be paid, to the proper authorities. To the Knowledge of Sellers, Sellers have no obligation to reinstate any former employee in connection with the Business.

                           a) U.K. Except with respect to timing issues relating
                  to Sellers' Employee Stock Purchase Plan, with respect to all U.K. Employees, accruals for PAYE and National Insurance contributions, accrued wages, salaries, commissions and bonuses have been paid and have been reflected in the books and records of SHL UK. SHL UK has withheld from each payment made to any U.K. Employee, the amount of all PAYE and National Insurance deductions required to be withheld and have paid or will pay the same, together with SHL UK 's share, if any, to the extend required to be paid, to the proper authorities.

                  1. Collective Agreements. With respect to the Business, there are no Contracts with any labor union or like employee association nor any commitments or pending negotiations with respect to any future agreements. To the Knowledge of Sellers, there is currently no organizing activity with respect to forming a labor union or like employee association.

         A. No Other Agreements to Purchase. No person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement or option for the purchase from the Sellers of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Sellers in the ordinary course of the Business.

         A.          Taxes.

                  1. Sellers have filed all material Tax Returns and related forms required to be filed (including any applicable extensions of time), and have paid in full or remitted (as appropriate) all material Taxes required to be paid or remitted that are related to the Business or the Purchased Assets.

                  1. There are no Liens for Taxes on the Purchased Assets except for property taxes not yet due and payable that are to be prorated as provided in Section 2.4(C). There are no Taxes of a Seller, or deficiencies in Taxes or claims for Taxes against a Seller, for any taxable period that could become a Liability of or Tax Claim against, or which could be assessed or collected against, Buyer or become a Lien on any Purchased Assets.

                  1. All amounts that are required to be collected or withheld by a Seller, or with respect to Taxes of a Seller, have been duly collected or withheld and all such amounts that are required to be remitted to any Tax Authority have been duly remitted.

         A. Financial Statements. The unaudited Schedule of Revenues and Expenses of the Business for the fiscal quarter ended March 31, 1998, in the form attached hereto as Exhibit D, and the Statement of Revenue of the Business for the year ended December 31, 1997, in the form attached hereto as Exhibit E, fairly represent in all material respects the items set forth thereon.

         A. Brokers. Other than RBC Dominion Securities Inc., Sellers have not employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage or finder's fees, commissions or similar compensation in connection with the transactions contemplated hereby.

         A. Residency. Neither SHL Systemhouse Co. nor SHL Computer Innovations Inc. is a non-resident of Canada for the purposes of the Income Tax Act (Canada). SHL Systemhouse Co. and SHL Computer Innovations Inc. are the only Sellers of Purchased Assets located in Canada.

         A. GST Registration. Each of SHL Systemhouse Co. and SHL Computer Innovations Inc. is a registrant for purposes of the Excise Tax Act (Canada) whose registration numbers are, respectively, 87305-7368rt and 12195-9878rt.

         A. QST Registration. Each of SHL Systemhouse Co. and SHL Computer Innovations Inc. is registered for purposes of the Act Respecting Quebec Sales Tax whose registration numbers are, respectively, 1020743839tq and 1017592145tq.

         A. Absence of Certain Changes. Since March 31, 1998 (except (i) for the execution and delivery of this Agreement and the Operative Agreements and (ii) as set forth in Schedule 3.17), with respect only to the Purchased Assets or the Business, no Seller has:

         1. had any change in its condition, operations, business, properties, assets or liabilities other than changes in ordinary course of the Business, none of which has had a Material Adverse Effect;

         1. suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting the condition or operations of the Business;

         1. paid or obligated itself to pay in excess of $50,000 in the aggregate for fixed assets relating to the Business;

         1. suffered any substantial loss or waived any substantial right resulting in a Material Adverse Effect on the Business;

         1. sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets relating to the Business having a fair market value at the time of sale, transfer or disposition of $50,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims of the Business, other than in the ordinary course;

         1. mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets relating to the Business;

         1. increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of the officers, employees or agents of the Business over the rate being paid to them on December 31, 1997, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent other than pursuant to customary arrangements consistently followed;

         1. lost any major customer or had any material order canceled or knows of any threatened cancellation of any material order relating to the Business;

         1. made or permitted any material amendment or termination of any material contract, agreement or license relating to the Business to which it is a party other than in the ordinary course of business;

         1. had any resignation or termination of employment of any of the key officers or employees of the Business or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a Material Adverse Effect on the Business;

         1. had any labor strike or work stoppage or knows of any impending or threatened labor strike or work stoppage relating to the Business;

         1. experienced any shortage or difficulty in obtaining any raw material relating to the Business; and

         1. entered into any transaction valued at more than $50,000 not in the ordinary course of the Business.

         A. Insurance. All properties and operations of each Seller with respect to the Business are insured for their respective benefits, in amounts deemed adequate by their respective Boards of Directors or managements, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility.

         A. Intellectual Property. (A) Except as set forth on Schedules 2.1(A)(2), (4), or (7) or Schedule 3.2 and except for the Company Marks, and with respect only to the Business: (1) no Seller owns any patent relating to any product which is manufactured by or for the Business or any process used in the manufacture of any such product, and, to the Knowledge of Sellers, there is no patent needed which would cover any material product or process; and (2) no Seller owns any material copyright, registered trademark or trade name, nor has any license to use any material copyright, trademark or trade name been issued by Sellers relating to the Business, nor does any Seller use any material copyright, registered trademark or trade name needed to run the Business. Each of the registered trademarks listed on Schedule 2.1(A)(7) has been validly issued and is owned by a Seller or an Affiliate thereof, and, to the Knowledge of Sellers, Sellers or their Affiliates have the exclusive rights to use all such registered trademarks in the Business. Each of the registered trademarks listed on Schedule 2.1(A)(7) as owned by an Affiliate of Seller will be transferred to Buyer at the Closing.

                  (B) Except as set forth on Schedules 2.1(A)(2), (4), or (7) or
         Schedule 3.2 and except for the Company Marks, and with respect only to the Business: (1) there are no existing Licences or other arrangements which SHL UK has granted to any third party or any third party has acquired any right or interest in connection with any of the Intellectual Property Rights or as a result of which the enforceability of any of the Intellectual Property Rights against any third party may be adversely affected. SHL UK has not had notice of any claim by a third party which might materially affect the validity or enforceability of any of the Intellectual Property Rights which is registered or which are material to the Business. To the Knowledge of Sellers, there have been no infringements by any third party of any of the Intellectual Property Rights and, to the Knowledge of SHL UK, no aspect of the carrying on of its Business infringes any intellectual property rights of any third party which would have a Material Adverse Effect on the Business.

         A. Environmental Matters. With respect only to the Business, no Seller has been notified of or has any Knowledge of (A) any breach of a material Environmental Law or (B) any material liability under any Environmental Law.

         A. Benefit Plans. There has been no liability, and no such liability is reasonably expected, under Title IV of ERISA with respect to any Benefit Plan maintained or previously maintained by any Seller or any entity in the controlled group (within the meaning of Section 412(d)(5) of the Code) of any Seller.


              I. ARTICLE -- REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as follows:

         A. Corporate Existence. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as now conducted, to own or lease its properties and assets and to consummate the transactions contemplated hereby and under the Operative Agreements to which Buyer is a party. Buyer is duly qualified or licensed to do business as a foreign company in good standing in each foreign jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, other than jurisdictions in which the failure to so qualify would not materially adversely affect the transactions contemplated hereby.

         A. Authority. Buyer has full power and authority to execute and deliver this Agreement, the Operative Agreements and the Preferred Provider Agreement, to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the Operative Agreements and the Preferred Provider Agreement to which it will be a party and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the Operative Agreements and the Preferred Provider Agreement to which Buyer will be a party, when executed and delivered by Buyer, will be, duly and validly executed and delivered by Buyer and constitutes, or will constitute, as the case may be, legal, valid and binding obligations enforceable against Buyer in accordance with their respective terms, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

         A. No Conflicts. Neither the execution and delivery by Buyer of this Agreement, the Operative Agreements and the Preferred Provider Agreement to which Buyer will be a party, nor the performance by Buyer of its obligations under this Agreement, such Operative Agreements and the Preferred Provider Agreement, nor the consummation of the transactions contemplated hereby and thereby will:

         1. conflict with or result in a violation or breach of any of the provisions of Buyer's organizational documents;

         1. result in a breach or default under any material contract or agreement to which Buyer is a party or by which Buyer is bound or to which any material property or asset of Buyer is subject, which breach or default would have a Material Adverse Effect; and

         1. conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Buyer or any of its assets and properties, other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or any of such Operative Agreements or the Preferred Provider Agreement.

         A. Buyer's Governmental Approvals and Filings. No consent, approval or action of, filing or registration with or notice to, any Governmental or Regulatory Authority on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements or Preferred Provider Agreement to which Buyer will be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or any of such Operative Agreements or Preferred Provider Agreement or to perform its obligations hereunder or thereunder.

         A. Litigation; Compliance with Laws. There are no Actions or Proceedings pending or, to the Knowledge of Buyer, threatened, or any facts or circumstances which could form the basis of any such Action or Proceeding, against, relating to or affecting Buyer or any of its assets and properties which could reasonably be expected to (A) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements, (B) materially adversely affect the performance of Buyer's obligations hereunder or the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or Preferred Provider Agreement or (C) question the validity of this Agreement.

         A. Brokers. Buyer has not employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage or finder's fees, commissions or similar compensation in connection with the transactions contemplated hereby.

                     I. ARTICLE -- COVENANTS OF THE PARTIES

         Sellers covenant and agree with Buyer that, except to the extent that the other party may otherwise consent in writing:

         A.          Conduct of Business.

                  1. From the date hereof to the Closing Date, except for transactions, activities, agreements or commitments which would not be material to the Business, Sellers shall carry on the Business substantially in the same manner as heretofore conducted and:

                           a) Each Seller will maintain itself at all times as a
                  corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated;

                           a) Each Seller will carry on the Business substantially in the manner carried on as of the date hereof and each Seller will, with respect to the Business, not engage in any activity or transaction or make any commitment to purchase or spend, other than in the ordinary course of the Business as heretofore conducted; provided, however, without the written consent of Buyer, no Seller will make any commitment with respect to the Business to purchase or spend $50,000 or more, except with respect to purchases for products of the Business that are intended to be resold;

                           a) No Seller will pay or obligate  itself to pay, any
                  compensation, commission or bonus to any officer, employee or independent contractor of the Business as such, except for the regular compensation and commissions payable to such officer, employee or independent contractor at the rate in effect on the date of this Agreement;

                           a) Sellers will continue to carry all of their existing insurance with respect to the Business, in amounts deemed adequate by their respective Boards of Directors or managements, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted, under valid and enforceable policies issued by insurers of recognized responsibility;

                           a) Sellers  will use their best  efforts to  preserve
                  the Business organization intact and to preserve for Buyer relationships with suppliers, licensees, distributors and customers and others having relationships with the Business;

                           a) No Seller  will sell or  otherwise  dispose  of or
                  pledge or otherwise encumber, any of the Purchased Assets except in the ordinary course of business and Sellers will maintain the Locations, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear; and

                           a) Without  limiting the foregoing,  each Seller will
                  consult with Buyer regarding all material developments, transactions and proposals relating to the Business or the Purchased Assets.

                  1.  Notwithstanding  the  foregoing,   Sellers  shall  not  be
         prohibited or restricted from taking any action specifically required or permitted by any other provision of this Agreement.

                  1. On the Closing Date, the Purchased Assets shall be deemed to include any additional assets relating to the Business that have been acquired in the ordinary course of conduct of the Business after the date hereof through the Closing Date.

         A. Investigation by Buyer. Sellers, prior to the Closing Date, will (A) provide Buyer and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively, the "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees and agents of Sellers who have responsibility for the Purchased Assets, and (B) furnish Buyer and such other Persons with such additional information and data concerning the Purchased Assets and the Assumed Liabilities as Buyer or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Sellers or by which any of the Purchased Assets are bound. For the purpose of facilitating the above, Sellers shall promptly designate individuals, each of whom shall be empowered to receive and act upon such requests, and Buyer agrees to use its best efforts to ensure that no communication shall be made by Buyer or its Representatives with any employee, officer or agent of Sellers who has not been so designated on Schedule
5.2 without the prior written consent of the designee. Notwithstanding the foregoing, Buyer shall not, directly or indirectly, contact any customer or supplier of a Seller without such Seller's prior written consent with respect to the Business or the transactions contemplated hereby.

         A. Confidentiality. All documents and information, whether oral or written, concerning Sellers, the Purchased Assets and the Assumed Liabilities furnished to Buyer or its Representatives under Section 5.2 or otherwise in connection with the transactions contemplated hereunder shall be considered "Confidential Information" as defined in the Confidentiality Agreement and shall be held subject to such agreement. The Confidentiality Agreement shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Buyer shall, and shall cause its officers, employees and authorized Representatives to, comply fully with all terms and conditions of the Confidentiality Agreement.

         A.          Consents and Approvals.

                  1. The parties hereto shall make or cause to be made all necessary filings, as promptly as practicable, in order to facilitate prompt consummation of the transactions contemplated hereby. In addition, the parties hereto shall use their respective reasonable efforts, and shall cooperate fully with each other to (1) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated hereby, and (2) obtain promptly all approvals, permits, orders, qualifications or other consents of any applicable Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement. Further, Sellers shall obtain clearance certificates from Canadian Governmental or Regulatory Authorities that have previously been requested by Buyer (none of which are required to consummate the transactions contemplated hereby). Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

                  (B) Subject to the Confidentiality Agreement and applicable law, the parties hereto shall coordinate and cooperate with each other in providing such assistance as the other may reasonably request in connection with the foregoing.

                  (C) Except in relation to the Purchased Assets located in the U.K. which obligation shall commence at Closing, each party will use reasonable efforts to obtain, as promptly as practical, all consents, approvals or actions of, and give all notices to, any Person required of such party in respect of transactions contemplated hereby and provide such other information and communications to such Persons as such Persons may reasonably request in connection therewith. Each party will provide prompt notification to the other when any such consent, approval, action or notice referred to above is obtained, taken, made or given, as applicable, and will advise the other of any communications with any Person regarding any of the transactions contemplated by this Agreement.

         A. Employees; Employee Benefits. Except as set forth on Schedule 5.5,

                  1. Buyer to Offer  Employment.  Buyer shall, no later than one
         (1) Business Day after the date hereof, offer employment effective as of the Closing Date to all of the employees of the Business (the "Employees"), except those Employees who are employed in the U.K. Such offers shall require acceptance or rejection thereof no later than seven (7) Business Days after the date hereof and shall offer all such Employees the same or comparable positions as held by such Employees as of the Closing Date, at the same or comparable wages and salaries (and commissions, where applicable) and with the same or comparable benefits (as set forth on Schedule 3.9), as such Employees receive as of the Closing Date (the "Offer"). All Employees shall be entitled to participate in all employee benefit plans maintained by Buyer for its full-time employees, subject to existing eligibility requirements. Buyer acknowledges and agrees that the Employees shall be credited with years of service with Sellers for purposes of determining eligibility and vesting under Buyer's employee benefit plans, including without limitation, Buyer's vacation, service awards, severance benefits and health care plan. Sellers agree to use their best efforts to ensure that at least 85% of the Employees who are offered employment by Buyer accept such employment and to use reasonable commercial efforts to ensure that Roger St. Germain enters into an employment agreement with Buyer. Sellers also agree to cooperate with Buyer to ensure that the independent contractors engaged by Sellers in the Business on the Closing Date agree to continue providing services in the Business for the Buyer.

                  1. Location. Each Employee accepting employment will be employed by Buyer in the same Location in which the Employee was employed immediately prior to the Closing Date.

                  1.          Sellers' Obligations.

                           (1) All Employees shall cease to actively participate
                  in all Benefit Plans as of the Closing Date and Sellers shall retain all liabilities thereunder. In addition, Sellers shall be responsible for (i) paying any wages, salaries, holiday and banked overtime and, except with respect to U.K. Employees, vacation, which relate to the employment of the Employees by Sellers prior to the Closing Date and (ii) all other employment matters relating to the Business, including Employee terminations prior to the Closing Date, benefits and pension obligations accrued and not paid prior to the Closing Date, actions, causes of actions, claims and demands, and any award, judgment, penalties, costs or expenses relating thereto.

                           (2) Each Seller  shall assume the  liability  for any
                  and all obligations or liabilities, including but not limited to any liability under ERISA, the WARN Act, Title VII and analogous U.S. federal and state, Canadian and U.K. employment laws, including any common law, statutory or contractual obligation to provide notice of termination, compensation in lieu of such notice or severance pay associated with any Canadian or U.S. Employee who does not accept an Offer of employment from Buyer made in compliance with this Agreement. Sellers also agree to indemnify Buyer from and against all Losses incurred by Buyer arising out of any Quebec, Canada Employees' refusal to accept an Offer of employment from Buyer made in compliance with this Agreement.

                           (3) In relation to any Employees  employed in or from
                  the U.K. who are not listed as U.K. Employees, Sellers shall be responsible for and shall pay all wages, salaries, holiday and vacation pay and severance and any other obligations pertaining to termination of employment whether before or after the Closing Date to the extent that such Employees are not listed as U.K. Employees and shall indemnify Buyer in respect of the same.


                  1.          Buyer's Obligations.

                           a) With respect to all Employees who accept employment with Buyer pursuant to Section 5.5(A) and all the U.K. Employees, each such Employee will be an employee of Buyer on and as of the Closing Date, and, subject to paragraph
                  (E) below, Buyer shall be responsible for, and shall (i) pay all wages, salaries, holiday and vacation pay and severance (and any other obligation pertaining to termination of employment) on and after the Closing Date in respect of such Employees and (ii) assume liability for all employment matters relating to such Employees arising with respect to the period on and after the Closing Date, including actions, causes of actions, claims and demands arising on or after the Closing Date, and any award, judgment, penalties, costs or expenses relating thereto.

                           a) Buyer shall assume the  liability  for any and all
                  obligations or liabilities, including but not limited to any liability under ERISA, the WARN Act, Title VII and analogous U.S. federal and state, Canadian and U.K. employment laws, including any common law, statutory or contractual obligation to provide notice of termination, compensation in lieu of such notice or severance pay associated with any failure on the part of Buyer to offer employment to the Employees on the terms and conditions of this Agreement. Buyer shall indemnify each Seller from and against any costs, claims, charges and expenses attributable to any failure by Buyer to comply with its obligations under the U.K. Employment Regulations.

                  1.          Transfer of Employment and Pensions.

                           (1) For the  avoidance  of doubt,  in the  U.K.,  the
                  parties acknowledge and agree that the sale of the Purchased Assets from Sellers to Buyer is a "relevant transfer" within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (the "U.K. Employment Regulations"). Pursuant to the U.K. Employment Regulations, the employment of U.K. Employees shall at Closing automatically transfer from Sellers to the Buyer. Both Sellers and Buyer agree to comply with all requirements provided in the U.K. Employment Regulations before and after Closing.

                           (2) The Buyer  agrees that from the  Closing  Date it
                  will make contributions to any personal pension scheme in which any of the U.K. Employees is a member as of the Closing Date at the level of contribution currently provided by Sellers to U.K. Employees under Sellers' standard terms and conditions of employment.

                           (3) Save for the personal  pension schemes in respect
                  of U.K. Employees of which Sellers have notified Buyer, Sellers are not a party to nor participate in nor contribute to any other scheme, agreement or arrangement (whether legally enforceable or not) for the provision of any pension or retirement for any U.K. Employee or for the widow, widower, child or dependent of any U.K. Employee.

                           (4)  Sellers  contribute  to U.K.  personal  pensions
                  schemes in accordance with Sellers' standard terms and conditions of employment. All contributions which have fallen due for payment in respect of such schemes have been paid promptly.

                           (5) All U.K.  Employees  who have at any time had the
                  right to join the group personal pension scheme have been advised of that right. No U.K. Employee has been excluded from such pension scheme or from any of the benefits thereunder in contravention of Article 119 of the Treaty of Rome or the Pensions Act 1995.

                           (6) None of Sellers is  engaged  or  involved  in any
                  proceedings which relate to or are in connection with personal pension schemes for U.K. Employees and no such proceedings are pending or threatened and, to the Knowledge of Sellers, there are no facts likely to give rise to any such proceedings.

                  1. Without prejudice to the U.K. Employment Regulations, nothing herein shall be construed as preventing the Buyer from terminating the employment of any employee, from modifying the terms and conditions of employment of any employee, or from terminating or modifying any benefit plan that Buyer may maintain or establish and Sellers shall have no liability therefor.

         A. Buyer's or Sellers' Knowledge of Breach. If prior to the Closing Date, any of the Sellers or Buyer shall have actual knowledge of a material breach by the other of any representation, warranty or agreement contained in this Agreement, the party so aware shall promptly advise the other parties in writing of the specifics thereof and such notice shall be delivered to the other parties prior to the Closing, provided, that any notice to Sellers or Buyer, on the part of Buyer or Sellers, respectively, shall not diminish or otherwise adversely affect the rights of Buyer or Sellers, respectively, hereunder, including but not limited to the rights of the parties under Article 9 hereof.

         A. Reasonable Best Efforts, etc. Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to,
(A) the satisfaction of the conditions precedent to the obligations of any of the parties hereto, and (B) the execution and delivery of such instruments, and the taking of such other actions, as the other parties hereto may reasonably require in order to carry out the intent of this Agreement.

         A. Bulk Sales Act Indemnity. Buyer agrees that it shall not require Sellers to comply with the requirements of the applicable Bulk Sales Laws in respect of the transactions contemplated by this Agreement and the Operative Agreements. Sellers shall indemnify Buyer in respect of and hold it harmless from and against any and all Losses, based, in whole or in part, upon the failure of Sellers to comply with applicable Bulk Sales Laws in respect of such transactions.

         A. Access to Books and Records. To the extent any of the Business Books and Records are required by Law or required, in Seller's reasonable judgment, to be retained by any Seller, such Seller may deliver duplicate originals or, if duplicate originals cannot be made available, photostatic copies or other reproductions. Buyer covenants and agrees to retain the Business Books and Records as required by applicable Laws. So long as the Business Books and Records relating to the period prior to the Closing Date are retained by Buyer as agreed above, Sellers shall have reasonable access to and the right to inspect and to make copies (at their own expense) of the same at any time upon reasonable request during normal business hours for any proper and bona fide purpose without undue interference with the business operations of Buyer.

         A. Use of Sellers' Names. Buyer shall not, and shall cause its Affiliates not to, use any Company Marks, any variation thereof or anything similar thereto, nor any other names, logos, trademarks, service marks, trade names, copyrights or trade secrets utilized by any Seller which are not specifically identified on Schedule 2.1(A)(7); provided, however, that Buyer will be permitted to utilize for purposes of using up the stock (A) all inventory listed on Schedule 2.1(A)(2) existing as of the Closing Date and embodying the Intellectual Property Rights listed on Schedule 2.1(A)(7), and (B) all materials referred to in Section 2.1(A)(10), which contain such names, logos, trademarks, service marks, business names or trade names in each case for a period of ninety (90) days after the Closing Date, at which time Buyer shall no longer be permitted to utilize and must destroy or recycle any such inventory or material; and provided, further, that (i) Buyer shall use reasonable efforts to include with such inventory and material information a prominently located notice clearly stating that Buyer is now the owner of the Business, (ii) Buyer shall have no rights to utilize any Company Marks in new print or media advertising which is not transferred under this Agreement, and (iii) Buyer will, pursuant to Section 2.1(A)(7), become as of the Closing Date the owner of all of Sellers' interest (except the Company Marks) in the website of the Business, in the format in which it exists as of the Closing Date, and, accordingly, Buyer shall assume responsibility as of the Closing Date for the use of any third-party trademarks, trade names, copyrighted materials or other proprietary information therein.

         A. Limitations. (A) WITH RESPECT TO ALL INVENTORY AND PRODUCT CONVEYED PURSUANT TO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN THIS AGREEMENT, THE SALE OF THE INVENTORY AND PRODUCT IS MADE "AS IS, WHERE IS", AND SELLERS SHALL NOT BE DEEMED TO HAVE MADE ANY FURTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, NOW OR HEREAFTER, AS TO THE VALUE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY, QUALITY OR WORKMANSHIP, FITNESS FOR USE OR A PARTICULAR PURPOSE, MAINTENANCE OR MARKETABILITY OF ANY OF THE INVENTORY OR PRODUCT.

                  (B)  Sellers  expressly  disclaim  any  warranty  (1) that any software, hardware, equipment and/or computer systems, to the extent that they are included in the Purchased Assets or to the extent that Buyer has rights of access under the terms of the Transition Service Agreement, will be Year 2000 Compliant, and (2) in relation to currency related processes, including, without limitation, functionality relating to European Monetary Union, to the extent that such currency related processes are included in the Purchased Assets. For purposes of this Agreement (x) "Year 2000 Compliant" shall mean, with respect to software products, hardware, equipment and/or any computer system that neither performance nor functionality is affected by dates prior to, during and after the year 2000, whether or not such date is affected by a leap year) and (y) "functionality" shall mean any processes and the result of any processes.

         A. Cooperation With Respect to Financing. Sellers agree to cooperate in any reasonable manner with Buyer in connection with Buyer's satisfaction of conditions under its financing commitment letter from Fleet Bank, N.A.

         A. No Solicitation of Offers. No Seller shall, directly or indirectly, through any officer, director, employee, agent or otherwise, (A) solicit, initiate or encourage the submission of proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, the Business (an "Acquisition Proposal"), or (B) participate in any discussion or negotiation regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage, any Acquisition Proposal by any other Person.

         A.  Repayments  and  Apportionments.   (A)  Buyer  shall,   subject  to
subsection (E) below, promptly after receipt of notification of the amount due, reimburse Sellers all amounts owed pursuant to Section 5.5(D)(2).

                  (B) Sellers and Buyer agree to cooperate in good faith with one another to allocate all costs and expenses associated with the Assumed Liabilities (certain of which are set forth on Schedule 5.14(B)) to the appropriate party and to remit, as necessary, all funds to cover such costs and expenses.

                  (C) Buyer agrees to reimburse Sellers for the prepayment of certain categories of expenses set forth on Schedule 5.14(C), as reflected on the financial records of the Business on the Closing Date.

                  (D) On the Closing Date, Sellers will deliver an Officer's Certificate pursuant to Section 6.5(F) setting forth an estimate of:
         (1) the amount referred to in paragraph (A) of this section; (2) payments due under paragraph (B) of this section to the extent they are identifiable on such date; and (C) the amount due pursuant to paragraph
         (C) of this section, each as reflected on the financial records of the Business as of three (3) Business Days prior to the Closing Date and certified by an Officer of the Business. Any adjustment to this amount or additional items (not quantifiable at Closing) due under paragraph
         (A), (B) or (C) of this section shall, subject to paragraph (E) of this section, be paid by Buyer promptly after receipt of notification of the amount due.

                  (E) Buyer shall have ten (10) Business Days to review all amounts indicated by Sellers as due under this Section 5.14 and shall, within such period, bring to Sellers' attention any discrepancies it reasonably believes exist. Sellers and Buyer shall use best efforts to work together in good faith to resolve any issues within ten (10) Business Days of Buyer's identification thereof.

         A.          Side Letters.

                  (A) New U.K. Property. SHL UK and Buyer will promptly execute that certain letter agreement, attached hereto as Exhibit F, pursuant to which Buyer agrees to use best endeavors to assist SHL UK in locating and negotiating a lease for a London training facility to replace the current facility at Golden Lane, and to reimburse SHL UK at Closing for its costs and expenses in connection therewith, all as set forth therein.

                  (B) U.K. Letter. Sellers will promptly execute that certain letter agreement, attached hereto as Exhibit G, pursuant to which Sellers agree to prevent any originally executed copies of this Agreement to be delivered to the U.K.

         A. Intellectual Property License. Buyer shall grant to Sellers a royalty free license to use the NATS System and any other information technology or intellectual property rights transferred to Buyer under this Agreement, so far as they are required by the Sellers to perform the Services under the Transition Services Agreement, for the purposes of providing all Services thereunder for the term thereof, or such extended period as may be necessary for the purposes of Sellers providing the Services under the Transition Services Agreement.

         A. Courseware and Other Materials. Buyer acknowledges and recognizes that the Contracts specified in Item (J) of Schedule 3.2 (the "Teaching Contracts"), whether oral or written, between Sellers and certain third parties granting Sellers the right to use the courseware materials listed in Schedule 2.1(A)(7) and the advertising and promotional materials produced or used by the Sellers as set out in Schedule 2.1(A)(7) (together, the "Courseware Materials") shall not be assigned, novated or otherwise transferred to Buyer as part of the Purchased Assets. Buyer shall obtain at its own cost all replacement consents and licences for the Teaching Contracts and certain of the internet website and e-mail services offered in connection with the TRAININGNOW.COM domain name which are necessary to enable Buyer to use the Courseware Materials including, without limitation, consents from third parties who have any legal interest in the Courseware Materials or software, hardware, and any other data, documentation, materials or equipment used by Buyer in connection with its use of the Courseware Materials.

         A. Buyer's Guarantee of Subsidiary Actions. (A) In consideration of Sellers entering into and acting in accordance with this Agreement, Buyer (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by Buyer and its Subsidiaries all of their obligations under or pursuant to this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).

                  (B) Buyer's liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement, any release of, or granting of time or other indulgence to, Buyer or any third party, any liquidation, administration, receivership or winding-up of Buyer or by any other act or omission or any other events or circumstances whatsoever (whether or not known to Buyer, Sellers or the Subsidiaries) which would or might (but for this clause) operate to impair or discharge Buyer's liability under this guarantee.

         A. Tax Registration. Buyer's obligations under this Agreement in respect of the Purchased Assets located in Canada will be adopted and assumed by a Canadian Subsidiary prior to the Closing Date by separate instrument. Such Subsidiary will, prior to the Closing Date, be registered for the purposes of the Excise Tax Act (Canada) and the Act respecting Quebec Sales Tax and will provide Sellers with copies of the Subsidiary's PST, GST and QST registration documents.

         A. Symposium Licenses. Sellers and Buyer agree that, notwithstanding their inclusion on Schedule 3.2, each party shall have the right to attempt to sell the six Symposium licenses set forth thereon, which are currently owned by the Business. If Buyer shall enter into an agreement of sale for the licenses prior to the execution of any such agreement by Sellers, Sellers agree to transfer such licenses to Buyer at Sellers' cost therefor, as reflected on the financial records of Sellers. Sellers and Buyer agree to cooperate to keep the other informed about the status of negotiations for any such sale.


            I. ARTICLE -- CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         The obligations of Buyer hereunder to purchase the Purchased Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

         A. Representations and Warranties. The representations and warranties of Sellers contained herein shall be true and accurate in all material respects as of the date made and as of the Closing as though such representations and warranties were made at and as of the Closing, except for (i) changes permitted or contemplated by this Agreement, (ii) changes occurring in the ordinary course of the Business since the date of execution of this Agreement, and (iii) representations and warranties made as of a specified date; and Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president or a director of each Seller to such effect.

         A. Performance. Sellers shall have performed and complied, in all material respects, with all agreements, obligations and covenants required to be performed or complied with by them on or prior to the Closing; and Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president or director of each Seller to such effect.

         A. Approvals and Filings. All material consents, authorizations and approvals from, and all material declarations, filings and registrations with, Governmental or Regulatory Authorities or third parties required to consummate the transactions contemplated hereby without a Material Adverse Effect shall have been obtained or made.

         A. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         A. Deliveries by Sellers. Sellers shall have delivered to Buyer the following:

         1. subject to the provisions of Attachment 1 in relation to the U.K. Properties, executed documents of transfer and assignment required to transfer title to the Purchased Assets to Buyer including, without limitation, the Operative Agreements;

         1. the Preferred Provider Agreement duly executed by Sellers;

         1. executed copies of the Transition Services Agreement;

         1. certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing and qualification to do business of each Seller in its jurisdiction of incorporation;

         1. a certificate of the Secretary or Assistant Secretary of each Seller certifying as to resolutions of the board of directors and stockholders, as appropriate, and incumbency and signature of its officers or directors;

         1. Officers' or Directors' Certificates referred to in Sections 2.3(A)(4), 2.6(B), 5.14(D), 6.1 and 6.2;

         1. Officer's Certificate from SHL Systemhouse Co. setting forth the material Licenses used in the ordinary operations of the Canadian Business on the Closing Date;

         1. such other certificates and documents as Buyer or its counsel may reasonably request; and

         1. all other previously undelivered items required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

         A. Corporate Authorization. All corporate action necessary to authorize
(i) the execution, delivery and performance by Sellers of this Agreement and the Operative Agreements and (ii) the consummation of the transactions contemplated hereby and thereby, shall have been obtained by Sellers.

         A. No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since March 31, 1998, that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect on the Business or the Purchased Assets (taken as a whole).


           I. ARTICLE -- CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

         The obligation of Sellers hereunder to sell the Purchased Assets is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

         A. Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and accurate in all material respects as of the date when made and as of the Closing as though such representations and warranties were made at and as of the Closing, except for (i) changes permitted or contemplated by this Agreement and (ii) representation and warranties made as of a specified date; and Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of Buyer to such effect.

         A. Performance. Buyer shall have performed and complied with, in all material respects, all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and Sellers shall have received at the Closing a certificate, dated the Closing Date, signed by the president or a vice president of Buyer to such effect.

         A. Approvals and Filings. All other material consents, authorizations and approvals from, and all material declarations, filings and registrations with, Governmental or Regulatory Authorities or third parties required to consummate the transactions contemplated hereby without a Material Adverse Effect shall have been obtained or made.

         A. Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

         A. Deliveries by Buyer. Buyer shall have delivered to Sellers the following:

         1. payment of the cash portion of the Purchase Price;

         1. the Preferred Provider Agreement duly executed by Buyer;

         1. the Transition Services Agreement duly executed by Buyer;

         1. subject to the provisions of Attachment 1 in relation to the U.K. Properties, the Operative Agreements, duly executed by Buyer;

         1. certificates from appropriate authorities, dated as of or about the Closing Date, as to the good standing and qualification to do business of Buyer in its jurisdiction of incorporation;

         1. a certificate of the Secretary or Assistant Secretary of Buyer certifying as to resolutions of its board of directors and stockholders, as appropriate, and incumbency and signature of its officers;

         1. the Operative Agreements, duly executed by Buyer;

         1. Officer's Certificate referred to in Sections 7.1 and 7.2;

         1. such other certificates and documents as Sellers or their counsel may reasonably request; and

         1. all other previously undelivered items required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by the Sellers.

         A. Corporate Authorization. All corporate action, necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement, the Operative Agreements and the Preferred Provider Agreement and
(ii) the consummation of the transactions contemplated hereby and thereby, shall have been obtained by Buyer.


                            I. ARTICLE -- TAX MATTERS

         A. Elections and Notification-Canada

         1. The Purchase Price is exclusive of all Canadian Taxes.

         1. Deferred Revenue Election. SHL Systemhouse Co., SHL Computer Innovations Inc. and Buyer covenant and agree to elect jointly under subsection 20(24) of the Income Tax Act (Canada) and within the prescribed form and the prescribed time for purposes of the Income Tax Act (Canada), and shall therein elect that the payment by them to Buyer as consideration for the assumption by Buyer of the deferred revenue of SHL Systemhouse Co. and SHL Computer Innovations Inc. (as set out in Schedule 8.3 hereto) may be deducted in computing the SHL Systemhouse Co. and SHL Computer Innovations Inc. income for the taxation year in which the Closing Date occurs and that the amount is deemed to be an amount described in paragraph 12(1)(a) of the Income Tax Act (Canada) for Buyer for its taxation year in which the Closing Date occurs.

         A.          Elections and Notifications - U.K.

         1. The Purchase Price is exclusive of United Kingdom value added tax ("VAT").

                  1. The parties hereto acknowledge and agree that they shall each use reasonable efforts to ensure that the transfer of the Purchased Assets is treated as a transfer of a going concern for the purposes of section 49(1) of the Value Added Tax Act 1994 ("VATA") and article 5 of the Value Added Tax (Special Provisions) Order 1995 will apply to the sale hereunder of the Purchased Assets by SHL UK and accordingly Buyer represents and warrants that:

         a) GP UK intends to use such Purchased Assets to carry on the same kind of business as the Business with effect from Closing; and

         a) GP UK is duly registered under VATA.

         1. If:

         a) Buyer or GP UK is in breach of paragraph (B)(2) or is reasonably believed by the Sellers to be in breach of paragraph (B)(1), or

         a) Notwithstanding any other provision in this Agreement to the contrary, HM Customs & Excise determine, notwithstanding the intention of the parties expressed in paragraph (B), that an amount of VAT is payable in respect of the sale hereunder by SHL UK of the Business and the Purchased Assets,

         then Buyer shall procure that GP UK shall, within fourteen (14) days of receipt of an appropriate VAT invoice from SHL UK, pay to SHL UK the amount of the VAT shown on the invoice and Buyer shall indemnify SHL UK on an after tax basis against any claim by HM Customs & Excise for any penalties or interest arising in relation to such VAT, save to the extent that such penalties or interest have arisen as a result of a default or delay on behalf of SHL UK. Where paragraph (1) above applies, Sellers may require VAT to be paid at Closing by Buyer on the sale hereunder of the Purchased Assets, but the VAT shall be refunded if HM Customs & Excise both subsequently confirm that VAT is not chargeable and make repayment of or give credit for, any such VAT accounted for to HM Customs & Excise by or on behalf of SHL UK.

                  1. The parties agree that, after Closing, SHL UK may preserve such of the records relating to the Business as are required to be preserved by paragraph 6 of Schedule 11 VATA.

         A. Allocation of Purchase Price. The Purchase Price (which is exclusive of all Taxes) shall be allocated among each of the Purchased Assets in accordance with their relative fair market values in the manner set forth in
Schedule 8.3 hereto. Such allocations shall be conclusive and binding on each of the Sellers and the Buyer for purposes of all Tax Returns. Sellers and Buyer agree not to take positions on any Tax Returns inconsistent with such allocations.

         A. Distribution of Purchase Price. The Purchase Price shall be distributed among the Sellers according to the relative fair market values of the Purchased Assets sold by each in the manner set forth on Schedule 8.4 hereto.

         A. Transfer Taxes. Buyer shall pay all Transfer Taxes arising out of or in connection with the purchase and sale of the Purchased Assets hereunder at the time of Closing to Sellers or the relevant Governmental or Regulatory Authority, as appropriate. Buyer shall also reimburse Sellers for any and all additional Transfer Taxes assessed against or paid by any Seller to a Tax Authority in connection with such purchase and sale. All reimbursements shall be paid by Buyer within forty-five (45) days of submission by any Seller to Buyer of evidence reasonably satisfactory to Buyer of such payment of Transfer Taxes by any Seller.

         A. Property Taxes. Buyer and Sellers shall divide on a daily proration basis property taxes on the Purchased Assets for the tax year that includes the Closing Date.

         A. Compliance with U.K. Restrictive Trade Practices Act 1976. If there is any provision of this Agreement or of any agreement or arrangement of which this Agreement forms part which causes or would cause this Agreement or that agreement or arrangement to be subject to registration under the U.K. Restrictive Trade Practices Act 1976, then that provision shall not take effect until the day after particulars of this Agreement or that agreement or arrangement (as the case may be) have been furnished to the U.K. Director General of Affair Trading pursuant to Section 24 of the Restrictive Trade Practices Act 1976.


                   I. ARTICLE -- SURVIVAL AND INDEMNIFICATION

         A. Survival of Representations and Warranties. The respective representations, warranties, covenants and agreements of the parties contained herein or in any certificate or other document delivered prior to or at the Closing pursuant to this Agreement shall survive for a period of two (2) years after the Closing Date except for (A) claims made on or prior to two (2) years after the Closing Date pursuant to Article 9, which claims and the provisions of
Article 9 shall survive until the liability is finally determined and (B) the obligations of the parties under Sections 3.1 (but only with respect to Sellers' title to the Purchased Assets), 5.8, 8.1, 8.2, 8.5 and 8.6, which obligations shall survive until sixty (60) days following the end of the relevant limitations period, including any extension thereof (each such date being a "Cut-Off Date"). Thereafter, no party shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement or any certificate in respect thereof.

         A.          Indemnification.

                  1. Subject to paragraphs (C) and (D) of this Section 9.2 and the other Sections of this Article 9, Sellers shall, jointly and severally, indemnify Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of any breach of a representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers contained in this Agreement.

                  1. Subject to paragraphs (C) and (D) of this Section 9.2 and the other Sections of this Article 9, Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of (i) any breach of a representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Buyer or its Subsidiaries contained in this Agreement or
         (ii) the Assumed Liabilities.

                  1. An Indemnified Party shall provide the Indemnifying Party with a Claim Notice or Indemnity Notice, as the case may be, with respect to such claim, as soon as reasonably practicable following the time at which the Indemnified Party discovered such claim and in any event prior to the Cut-Off Date.

                  1. Except with respect to any indemnification payments made pursuant to the provisions of any transfer, lease or underlease of the U.K. Properties pursuant to Attachment 1, the terms of which shall not be subject to the limitations of this Section 9.2 (D), notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (A) or (B) of this Section 9.2:

                           a) in the  case  of a claim  by a  Buyer  Indemnified
                  Party or a Seller Indemnified Party, as the case may be, unless, until and then only to the extent that Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, have suffered, incurred, sustained or become subject to Losses referred to in such paragraphs in excess of $200,000 in the aggregate, and then only to the extent of such excess;

                           a) in the  case  of a claim  by a  Buyer  Indemnified
                  Party for any Losses, to the extent that Buyer Indemnified Parties have received payments in respect of claims made under such paragraphs aggregating in excess of $12,000,000; or

                           a) with  respect  to any  claim  for  indemnification
                  hereunder to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced by the Indemnified Party's failure to provide a Claim Notice or Indemnity Notice in accordance with paragraph (C) above (but only with respect to the additional amount of Loss resulting from such failure);

provided, that the limitations contained in clauses (1) and (2) shall not apply not apply to Losses arising from breach of the provisions of Sections 5.5 and
11.7 and Article 8; and

provided, further, that such limitations do not apply to Losses arising from (x) Buyer's failure to fulfill its obligations under the Assumed Liabilities and (y) any Loss suffered by Buyer in respect of any Excluded Liability; and

provided, further, that the limitation contained in clause (1) shall not apply to Losses arising from Sellers' failure to obtain the consent of any landlord to the assignment of the leases listed on Schedule 2.1(A)(4) for the following properties: Burrard Street, Vancouver; 505 University Avenue, Toronto; 100 University Avenue, Toronto; Bank Street, Ottawa; and 800 Rene Levesque, Montreal.

                  1. The  remedies  provided  in this  Section  9.2 shall be the exclusive remedies of each of Buyer Indemnified Parties and Seller Indemnified Parties with respect to any Losses relating to or arising from a breach of the representations, warranties and covenants contained in this Agreement.

                  1. Notwithstanding anything to the contrary contained in this Agreement, the parties expressly agree that Buyer shall have no right of rescission of this Agreement under the U.K. Misrepresentation Act or any other comparable Laws.

         A. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 9.2 will be asserted and resolved as follows:

                  1. In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than Sellers or Buyer or any Affiliate of Sellers or Buyer (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party in accordance with Section 9.2(C). The Indemnifying Party will notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                           a) If the Indemnifying Party notifies the Indemnified
                  Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.3(A), and provided that the Indemnifying Party delivers to the
                  Indemnified Party a written instrument setting forth the Indemnifying Party's irrevocable agreement to indemnify the Indemnified Party for any Money Judgment or other Loss in connection with such Third Party Claim (an "Acknowledgment"), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party, provided, that the Indemnifying Party will not agree to any settlement without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement (x) requires no more than a monetary payment for which the Indemnifying Party has irrevocably agreed to indemnify any Indemnified Party hereunder and (y) includes a full, unconditional and complete release of the Indemnified Party; and provided, further, that the Indemnified Party will be entitled to control the defense of any Third Party Claim as to which, in the reasonable judgment of the Indemnifying Party's counsel, representation of both the Indemnifying Party and the Indemnified Party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them (provided that the Indemnified Party shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld)). The Indemnified Party and its counsel may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to Section 9.3(A)(1); provided, that the Indemnified Party will bear its own costs and expenses with respect to such participation unless the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel. The Indemnified Party and the Indemnifying Party will cause their respective legal counsel to provide reasonable cooperation to the other and its legal counsel in connection with the other's controlling or assuming the defense of any Third Party Claim, including by furnishing all papers served in such proceeding. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section
                  9.2 with respect to such Third Party Claim.

                           a) If the  Indemnifying  Party  fails to  notify  the
                  Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.3(A), or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party; provided, that if the Indemnifying Party is not defending but has delivered to the Indemnified Party an Acknowledgment, the Indemnified Party will not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) unless the Indemnified Party irrevocably waives its right to indemnity under this Agreement with respect to such settlement. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(A)(2), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnifying Party will, and will cause its legal counsel to, provide reasonable cooperation to the Indemnified Party and its legal counsel in connection with the defense of any claim as to which the Indemnifying Party has not assumed the defense. In any event, the Indemnified Party will keep the Indemnifying Party reasonably informed as to the status of the defense of any claim as to which the Indemnifying Party has not assumed the defense.

                           a) If the Indemnifying Party notifies the Indemnified
                  Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under

                  Section 9.2 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Indemnifying Party shall be deemed to have waived any rights to dispute its liability to indemnify and hold harmless the Indemnified Party with respect to such claim and the Indemnifying Party shall pay any Loss to the Indemnified Party on demand following the time that the amount of such liability is finally determined. If the Indemnifying Party has disputed its liability with respect to such claim within the Dispute Period, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, the parties shall attempt to resolve such dispute by mediation, or if mediation is unsuccessful, by binding arbitration.

                  1. In the event any Indemnified Party should have a claim under Section 9.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party in accordance with Section 9.2(C). If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifying Party shall be deemed to have waived any rights to dispute its liability to indemnify and shall hold harmless the Indemnified Party with respect to such claim and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the time that the amount of such liability is finally determined. If the Indemnifying Party has disputed its liability with respect to such claim within the Dispute Period, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, the parties shall attempt to resolve such dispute by mediation, or if mediation is unsuccessful, by binding arbitration.

                  1. In the event of any Loss resulting from a material breach of a representation or warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement as to which an Indemnified Party would be entitled to claim indemnity under Section 9.2 but for the provisions of Section 9.2 (D)(1), such Indemnified Party shall nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. In the case of a Claim Notice, the provisions of Section 9.3(A)(1) will be applicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in Section 9.2(D)(1). If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by mediation.

                  1. In the event of any claim for indemnity under Section 9.2(A), Buyer agrees to give Sellers and its representatives reasonable access to the Business Books and Records and its employees in connection with the matters for which indemnification is sought to the extent Sellers reasonably deem necessary in connection with their rights and obligations under this Article 9.

         A.          Tax Indemnity.

                  1. Except in relation to the Purchased Assets located in the United Kingdom, for which indemnification shall be provided only to the extent set forth in Attachment 1, Sellers shall indemnify Buyer for any Tax imposed on or in respect of the Purchased Assets or any Lien for Taxes attaching to the Purchased Assets, in each case for or arising in respect of any period or portion thereof ending prior to the Closing Date, but not including a daily proration of any property Taxes on the Purchased Assets for the tax year that includes the Closing Date as provided in Section 8.6.

                  1. Unless a claim has theretofore been made, Sellers shall cease to have any liability under this Section 9.4 in respect of any liability to Tax when sixty (60) days following the statutory period for enforcement of that liability to Tax, including extensions thereof, has expired.

                  1. Notwithstanding the above, such Tax indemnity is conditioned upon Buyer promptly providing to Sellers any notice of any proposed assessment of any Taxes that Buyer receives to enable Sellers the opportunity to seek administrative relief, a ruling, judicial review (original and appellate) or other appropriate review as to the applicability of any such Taxes prior to any assessment of Taxes.

                            I. ARTICLE -- TERMINATION

         A. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:


         1. at any time before the Closing by mutual written agreement of Sellers and Buyer; or

         1. unless extended by mutual written agreement of Sellers and Buyer, two (2) months following the execution of this Agreement, if the Closing shall not have occurred; or

                  1. by the Buyer in writing, if the Sellers have, or by the Sellers in writing, if Buyer has, in any material respect, breached (1) any covenant or agreement contained herein or (2) any representation or warranty contained herein if the failure of any such representation or warranty to be true and correct as of the date of this Agreement has, in the case of the Sellers, a Material Adverse Effect on the Business or, in the case of the Buyer, a material adverse effect upon the Buyer's ability to perform its obligations under this Agreement, and in either case if such breach has not been cured by two (2) months following the execution of this Agreement. A termination of this Agreement by any Seller shall result in the termination of this Agreement for all Sellers.

         A. Procedure Upon Termination. In the event of termination and abandonment by the Sellers, or the Buyer, or both, pursuant to this Article 10, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and be abandoned without further action by the Sellers or the Buyer. If this Agreement is terminated as provided herein:

                  1. each party will redeliver as soon as possible, and in any event within thirty (30) days, all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof and whether or not pursuant to the Confidentiality Agreement, to the parties furnishing the same; and

                  1. no party hereto shall have any liability or further obligation to any other party to this Agreement, except as provided in
         Section 5.3 with respect to the Confidentiality Agreement (which shall survive the termination of this Agreement) and Section 11.6, and except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation of this Agreement by any other party.


                     I. ARTICLE -- MISCELLANEOUS PROVISIONS

         A. Amendment or Supplement. This Agreement may be amended or supplemented at any time by mutual agreement of all of the parties hereto. Any such amendment or supplement must be in writing and approved by all necessary corporate action.

         A.          Non-Compete and Nonsolicitation.

         1. For a period of three (3) years commencing on the Closing Date:

                           a) Neither SHL Systemhouse Co., MCI Systemhouse Corp., SHL Computer Innovations Inc. nor SHL UK will permit any subsidiary to, directly or indirectly, compete with Buyer with respect to the Business as it is currently conducted and as it is conducted on the Closing Date.

                           a) Neither SHL Systemhouse Co., MCI Systemhouse Corp., SHL Computer Innovations Inc. nor SHL UK shall (a) render the type of service or advice currently rendered by the Business, (b) sell the products currently sold by the Business, other than as part of a contract or arrangement to also sell products, services or advice distinct from that of the Business as it is currently conducted and as it is conducted on the Closing Date, or (c) engage in or become a proprietor, partner or stockholder (other than a stockholder holding less than 1% of the total number of outstanding shares of any class of stock) of any business which competes with the Business as it is currently conducted and as it is conducted on the Closing Date.

                           a) Notwithstanding anything to the contrary contained
                  herein, in the event of a change in control of SHL Systemhouse Co. or MCI Systemhouse Corp. to a non-affiliated Person (excepting only the Sellers' parent company's pending acquisition by WorldCom, Inc.), the provisions of this Section
                  11.2 shall become null and void if such Person owns, manages or is a participant (other than a stockholder holding less than 1% of the total number of outstanding shares of any class of stock) in any business which competes with the Business, as it is currently conducted and as it is conducted on the Closing Date.

                           a) For the  avoidance of doubt,  the term  "Business"
                  shall explicitly exclude custom training and support provided by SHL Systemhouse Co. which is ancillary to the delivery of outsourcing and systems integration services provided by SHL Systemhouse Co.

                  1. For a period of one year after the Closing,  Sellers  agree
         (1) not to hire any Employees without the prior written consent of Buyer and (2) not to solicit any person acting as an independent contractor of the Business on the Closing Date, provided, however, if an independent contractor in an unsolicited manner or in response to a general advertisement or a recruiter approaches a Seller for potential employment and is subsequently hired, such actions shall not constitute a breach of this provision.

                  1. For a period of one year after the Closing, Buyer agrees not to solicit any employee of Sellers without their prior written consent, provided, however, if any such employee in an unsolicited manner or in response to a general advertisement or a recruiter approaches Buyer for potential employment and is subsequently hired, such actions shall not constitute a breach of this provision.

         A. Waiver of Compliance. Except with respect to any required board of directors or regulatory approval, all of the parties hereto by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the Sellers, on the one hand, or Buyer, on the other hand, and may, with the concurrence of the Sellers and Buyer, waive (A) any inaccuracies of such parties in the representations or warranties contained in this Agreement, or any document delivered pursuant hereto, (B) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein, or (C) the performance by such parties of any of its obligations set out herein.

         A. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

                  1.          If to the Sellers:

                  SHL Systemhouse Co.
                  100 University Avenue, 12th Floor
                  Toronto, Ontario  M5J 1V6
                  Attention:  John LaCalamita
                  Chief Legal Counsel and Secretary
                  with a copy to:

                  MCI Communications Corporation
                  1801 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20006
                  Attention:  General Counsel

         or to such other person or address as the Sellers shall designate to the Buyer in writing.

                  1.          If to the Buyer:

                  General Physics Corporation
                  6700 Alexander Bell Drive, Suite 400
                  Columbia, Maryland 21046
                  Attn:  John McAuliffe

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  101 Park Avenue
                  New York, NY 10178
                  Attn:  David W. Pollak

or to such other person or address as the Buyer shall designate to the Sellers in writing.

         A. Binding Nature; Assignment. (A) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties; provided, however, that Buyer may assign all or any part of its rights under this Agreement and delegate all or any part of its obligations (including, without limitation, the assumption of any of the Real Property Leases or any obligations thereunder) to one or more corporations, partnerships, limited liability companies or other entities all or substantially all of the capital stock or equity interests of which are owned by Buyer (each a "Subsidiary"), in which event all of the rights and powers of Buyer and remedies available to it hereunder shall extend to and be enforceable by each such Subsidiary; provided, further, however, that notwithstanding anything contained in this Agreement to the contrary, in the event of any such assignment or delegation, Buyer shall become jointly and severally liable for all actions of any Subsidiary pursuant to this Agreement and all obligations hereunder. In the event of any such assignment and delegation the terms "Buyer" and "party" as used in this Agreement shall be deemed to refer to each such Subsidiary of Buyer where reference is made to actions to be taken with respect to the acquisition of the Purchased Assets and the assumption of the Assumed Liabilities and shall be deemed to include both Buyer and each such Subsidiary where appropriate.

                  (B) Except as otherwise expressly provided herein, nothing contained herein shall be deemed to give rise to any personal obligation of any of the directors, officers, stockholders or principals of any of the parties hereto, by reason of any breach or violation of any of the provisions hereof or otherwise, and no party hereto shall have any rights against, or be entitled to sue or seek any recovery from, any such Persons.

         A. Entire Agreement. This Agreement, including the other documents referred to herein (including, without limitation, the Confidentiality Agreement), contain the entire Agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The parties hereto in executing and delivering, and in carrying out the provisions of, this Agreement are relying solely on the representations, warranties and covenants contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement, and not upon any representation, warranty, covenant, or information, written or oral, made by any person other than as specifically set forth herein or therein.

         A. Expenses. Except as otherwise expressly provided herein, each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein; provided that all transfer, recordation and sales taxes, notarial fees and taxes and the like, if any, incurred as a result of the consummation of the transactions contemplated by this Agreement shall be paid by the Buyer.

         A. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

         A. Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing each party hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfil its obligations under this Agreement, the Operative Agreements and the Preferred Provider Agreement to which it is a party.

         A. Press Releases and Announcements. The parties hereto shall agree with each other as to the form and substance of any press release related to this Agreement and the transactions contemplated hereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which its counsel deems necessary.

         A. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflict of law provisions.

         A. Jurisdiction. The parties hereto consent to personal jurisdiction in the State of New York and agree that the exclusive venue and place of trial for the resolution of any disputes arising in connection with the interpretation or enforcement of this Agreement shall be either the federal or state court in the State of New York.

         A. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

         A. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         A. Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.


                 REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                           SHL Systemhouse Co.


                           By:_______________________
                                      Name:
                                     Title:

                           MCI Systemhouse Corp.


                           By:_______________________
                                      Name:
                                     Title:

                           SHL Computer Innovations Inc.


                           By:_______________________
                                      Name:
                                     Title:

                           SHL Technology Solutions Limited


                           By:_______________________
                                      Name:
                                     Title:

                           General Physics Corporation


                           By:_______________________
                                      Name:
                                     Title: